Exhibit 99.1
CONFERENCE CALL TRANSCRIPT
SAIA – Q3 EARNINGS CONFERENCE CALL EVENT
DATE/TIME: October 26, 2011/12:00 PM ET

Operator

Good day and welcome to the Saia, Inc. third quarter 2011 conference call. Today’s conference is being recorded. At this time I would like to turn the conference over to Renée McKenzie. Please go ahead.

Renée McKenzie - Saia, Inc. — Treasurer

Thank you, Natasha. Welcome to Saia’s third quarter 2011 conference call. Hosting today’s call are Rick O’Dell, Saia’s President and Chief Executive Officer, and Jim Darby, our Vice President Finance and Chief Financial Officer.

Before we begin you should know that during this call we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. We refer you to our press release, and our most recent SEC filings, for more information on the exact risk factors that could cause actual results to differ.

Now I would like to turn the call over to Rick O’Dell.

Rick O’Dell — Saia, Inc. — President, CEO

Thank you for joining us for Saia’s third quarter call. Results for the quarter continued our positive trend. This is due to a lot of hard work and dedication by every member of our team. As I am sure you have seen, our revenue is up 14% from the third quarter of last year.

Some additional highlights from the quarter include the following, earnings per share were $0.30 versus $0.16. Our operating ratio was 96.4 versus 97.2. Our LTL tonnage per work day increased 2.6%. LTL shipments per workday were flat, and our LTL yield increased 11.6%, due to increased fuel surcharge and continued pricing action.

Again pricing actions continue to produce positive results through the quarter, with a cumulative effect of higher yield combined with the increased demand for our services, offset higher costs from healthcare, purchase transportation and maintenance. While our third quarter margins did not meet our targeted returns, our progress remains positive by achieving steady improvement in yield and increasing our tonnage. We continue to increase prices across our customer base to ensure we are properly compensated for the quality service that we perform every day.

Again this quarter we achieved meaningful increases in contract renewals, to improve the contribution from this base of our larger customers, and in addition we implemented a general rate increase of 6.9% effective August 22. This staged disciplined approach to addressing the contributions from a very diverse customer base, is part of a steady improvement plan to correct the pricing and yield challenges experienced over the past several years.

The quarter did have cost challenges including significantly higher expenses from healthcare, purchase transportation and maintenance. The increase in purchase transportation costs are partially base rate increases from truckload and rail providers, but the larger portion is from increased fuel surcharge compared to last year. As to maintenance expense we expect our 2011 investments in our fleet to improve our maintenance costs going forward. If you add the recent purchases from current deliveries and the planned purchases for the first quarter of 2012, we will replace about 50% of our line haul tractors which should mitigate the increasing maintenance expense as we head into next year.

In order to lower our cost per bill, we continue our emphasis on engineered initiatives, which are designed to enhance our service and lower costs. As I mentioned we are rolling out upgraded driver handheld devices to further improve our customer relationships and to provide some additional operational efficiencies. This roll out will be completed in January of next year. We also continue installing electronic onboard recording devices on our tractors. That will be 50% complete by the end of the year, with system-wide roll out expected by mid-2012. We are achieving about a 7% improvement in miles per gallon with the installation of the devices. These demonstrate a cost savings and efficiencies gained with the technology enhancements complement the increasing customer demand for real-time data as well.

Saia remains devoted to our safety program, focusing on training and continuous improvement, to protect our employees and to safeguard our customers’ freight. Our professional drivers can be congratulated on achieving a 14% improvement in accident frequency this year. We continue to make solid progress, and I believe we are in the middle of a yield recovery with additional opportunities ahead.

Saia remains focused on the opportunity to continue to improve pricing. As always, we will continue our commitment to core strategy of providing quality service, which will lead to improved yield, increased density and enhanced customer satisfaction, as well as reducing costs supported by our engineered process improvements.

I will turn it over to Jim Darby, our CFO.

Jim Darby - Saia, Inc. — VP, Finance, CFO

Thanks Rick, and welcome everyone. As Rick mentioned the third quarter 2011 earnings per share were $0.30, compared to $0.16 in the third quarter of 2010. For the quarter revenues were $268 million, with an operating income of $9.6 million. This compares to 2010 third quarter revenues of $235 million, and a reported operating income of $6.5 million.

The LTL yield for the third quarter 2011 increased by 11.6%, and was favorably impacted by increased fuel surcharge and continued pricing actions. Yield showed steady improvement again in the quarter, as we continued to achieve price increases and target poorly operating accounts for deselection. Third quarter results were adversely impacted by higher costs for healthcare, purchase transportation and maintenance.

As I have mentioned previously the number of dependents on the health plan has increased as mandated by new legislation. Combined with an unusually large number of high dollar claims healthcare costs were $3 million more than the same quarter last year. Rising cost per mile and fuel surcharge resulted in a $1.7 million increase in purchase transportation expense.

In addition to more miles driven and an older age of fleet, maintenance costs mainly were impacted by more costly routine maintenance, and higher parts cost. These factors increased maintenance expense by $1.9 million, compared to the third quarter of 2010. Depreciation and amortization ran $9.7 million during the quarter, versus $8.9 million in the prior year quarter, as our additions of tractors are now coming into service.

Our effective tax rate was 34% in the third quarter. For modeling purposes we expect our effective tax rate to be 36% for the full year of 2011. Year-to-date revenues were $777 million compared to $678 million in the prior year period, a 15% increase. In the first nine months of 2011, operating income was $22 million, with net income of $8.9 million, compared to operating income of $10.3 million with net income of $1.3 million in the prior year period. Year-to-date earnings per share were $0.55, compared to earnings per share $0.08 in the first nine months of 2010.

At September 30, 2011, total debt was $81.4 million. Net of the Company’s $3.5 million cash balance, net debt to total capital was 26.5%. This compares to total debt of $90 million, and net debt to total capital of 23.2% at September 30, 2010. Net capital expenditures for the first nine months of 2011 were $51.8 million. This compares to $1.2 million of capital expenditures during the same period in 2010.

The Company is planning net capital expenditures in 2011 of approximately $65 million. This level reflects the purchase of normal replacement plus growth units of tractors, and continued investment in technology. The Company anticipates that the increased capital investment will favorably impact maintenance expenses in the future, and reduce the age of fleet closer to our historical level. As we have announced previously, the Company is implementing a 2.5% wage increase for hourly, line haul, and salaried employees in operations, maintenance, administration and management effective December 1. While the Company’s operating results have not improved to a targeted operating ratio, we are taking this step to attract and retain employees needed for the Company to continue to deliver Best-in-Class service to our customers.

Saia is committed to a market-based wage program. This action will reward our employees who have worked hard and sacrificed since the Company’s wage reduction in April of 2009. The impact of this wage increase is expected to be approximately $10 million annually.

Now I would like to turn the call back to Rick.

Rick O’Dell — Saia, Inc. — President, CEO

Thank you, Jim. It is gratifying that the combination of improving market fundamentals, our focus on efficiency, and our customers’ recognition of Saia’s quality service, led to margin improvement again this quarter. We feel that Saia’s broad coverage, strong service offering, focused pricing discipline, and consistent cost execution provide a solid foundation for long-term profitable growth, and increased shareholder and customer value going forward.

With these comments, we are now ready to answer your questions. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions). Our first question comes from the site of Jack Waldo with Stephens. Please go ahead.

Jack Waldo - Stephens Inc. — Analyst

Good morning, guys. Nice quarter.

Rick O’Dell — Saia, Inc. — President, CEO

Hi, Jack.

Jim Darby - Saia, Inc. — VP, Finance, CFO

Thanks.

Jack Waldo - Stephens Inc. — Analyst

I wanted to make sure I heard you right, Jim. Did you say it is a $10 million annual increase?

Jim Darby - Saia, Inc. — VP, Finance, CFO

Yes. For the 2.5% wage increase we are putting it in December of this year, and the effect next year is expected to be $10 million annually.

Jack Waldo - Stephens Inc. — Analyst

So if I think about it your TTM EBIT was $23.8 million, am I comparing apples-to-apples there?

Jim Darby - Saia, Inc. — VP, Finance, CFO

Yes. But you would have to look at the improvement that we have seen in the yield and impact that on a go-forward basis. Because the yield has been growing as we have gone through the year.

Jack Waldo - Stephens Inc. — Analyst

Okay. I got you. I got you. And then Rick, could you talk a little bit about how your trends in volumes and pricing were throughout the quarter and what you are seeing so far in October?

Rick O’Dell — Saia, Inc. — President, CEO

Yes, Jim, do you want to comment on the sequential volume trends, and then I could talk a little bit about the pricing.

Jim Darby - Saia, Inc. — VP, Finance, CFO

Sure. Jack, the numbers are that we have seen, and this is LTL tonnage year-over-year growth. In July we were up 2.9%. In August we were up 3.1%. In September, we were up 1.7%. And so far month-to-date in October we are up 1.3%.

Jack Waldo - Stephens Inc. — Analyst

Okay. Do you think that is a function of tougher comps or are you seeing some change in macro trends?

Jim Darby - Saia, Inc. — VP, Finance, CFO

A little bit of weight per shipment. I will let Rick comment.

Rick O’Dell — Saia, Inc. — President, CEO

Our actual, we have seen a little bit of a drop in our weight per shipment, and actually our shipment count which was flat throughout most of the quarter, remains flat to actually up slightly a little bit in October. I think the volume trends from a shipment count look the same, but our tonnage comps are getting a little less favorable. I think just exchanges in weight per shipment are mixed. Could be the economy too, down a little bit, right?

Jack Waldo - Stephens Inc. — Analyst

Yes. Fair enough. And how about the pricing trends?

Rick O’Dell — Saia, Inc. — President, CEO

On August 22 we had a general rate increase of 6.9%. That applies to about 30% of our customers, and so far retention has certainly been good on that. We continue to see good solid progress with rate with contract renewals, increased again a little bit sequentially. We continue to average over about a 5% increase for the quarter. And we have had solid progress continued into October. We don’t quote specific numbers, but I would tell you our LTL revenue per hundred weight excluding fuel surcharge was up in October over where it was in September.

Jack Waldo - Stephens Inc. — Analyst

Got you.

Rick O’Dell — Saia, Inc. — President, CEO

Directionally it remains positive.

Jack Waldo - Stephens Inc. — Analyst

Thank you guys for your time. I will get back in queue.

Renée McKenzie - Saia, Inc. — Treasurer

Thank you.

Rick O’Dell — Saia, Inc. — President, CEO

Thanks, Jack.

Operator

Our next question comes from the site of Jason Seidl with Dahlman Rose. Please go ahead.

Rick O’Dell — Saia, Inc. — President, CEO

Hi, Jason.

Operator

Mr. Seidl please access your handset or check your mute function.

Renée McKenzie - Saia, Inc. — Treasurer

He is in the queue twice. Let’s go ahead and move on to the next one if there is a technical issue.

Operator

Okay. Our next question comes from the site of Scott Group with Wolfe Trahan. Please go ahead.

Scott Group - Wolfe Trahan & Co. — Analyst

Thanks. Good afternoon guys.

Rick O’Dell — Saia, Inc. — President, CEO

Hi.

Scott Group - Wolfe Trahan & Co. — Analyst

I was wondering if you can break down kind of the yield growth between price and fuel, or at least order of magnitude if you can break that down? And any color you can give on that growth as we think maybe in September/October, now with the full month of the GRI?

Rick O’Dell — Saia, Inc. — President, CEO

Yes, for the quarter I would say that yield the way we kind of look at it adjusting for mix and everything, about half of the total yield increase is fuel surcharge, and half of it is kind of pricing progress.

Scott Group - Wolfe Trahan & Co. — Analyst

Okay. So within that price can you maybe just talk about how it accelerated with the GRI, and a full month of the GRI and starting in September?

Rick O’Dell — Saia, Inc. — President, CEO

The GRI I mean if you just figure about 30% of our revenue at a near 7%, it is about it 2%. And that is carried forward through the August 22 and into September. And then again we are seeing some additional sequential increase with contract renewals as we headed into October.

Scott Group - Wolfe Trahan & Co. — Analyst

Okay. That is helpful. Now I just want to ask a question on margins. If we look historically, the fourth quarter is typically somewhere between one and two points worse than the third quarter, and on one hand you have got now a full quarter though of the GRI. On the other hand, I guess starting in December you have the wage increase. Wondering if you can provide some commentary on if you think that normal seasonal trends hold up, and margins get a point or two worse, or whether or not you think they can hold up better just given the full quarter of the GRI?

Rick O’Dell — Saia, Inc. — President, CEO

Like you said there are kind of a lot of moving parts there historically based on when the wage increases were implemented, or if in a couple of years here. Unfortunately we have been in that type of environment, and I guess from our perspective we look back and the average was about 2 operating points worse. We would expect to do better than that with the current rate environment and volume trends.

Scott Group - Wolfe Trahan & Co. — Analyst

Okay. That makes sense. And then just last question. The healthcare costs, how should we think about those in fourth quarter and into 2012? Does the cost start to reverse next year, or does the comp just level off?

Jim Darby - Saia, Inc. — VP, Finance, CFO

I think the incremental increase shouldn’t be as steep next year, because we have absorbed the impact of adding the additional dependents onto the plan, but I would expect it to go up and increase next year somewhere 8% to 10%, which has been a historical run-up in the healthcare costs that we have seen. But it shouldn’t be the in incremental change that we have seen this year. We went into the year, Scott, expecting to have increased costs by about $5 million, and what we have seen in the last two quarters we have been up more than $3 million in each of those quarters. So we got hit a little bit hard by high cost claims. I would expect fourth quarter to be up $2.5 million or so, more than fourth quarter of last year, and going into next year I would project it to be somewhere in the range of like an 8% to 10% increase.

Scott Group - Wolfe Trahan & Co. — Analyst

And what is the basis when we think about an 8% to 10% increase?

Jim Darby - Saia, Inc. — VP, Finance, CFO

Last year we were at $50 million for the health plan. We project to go to $55 million. I think now we are probably hooking more like $58 million or so, as a base going forward. I would put 8% to 10% on top of that.

Rick O’Dell — Saia, Inc. — President, CEO

Like a lot of companies, we also have a wellness program that is rolling out to try to mitigate the costs here, and I think we will see that should help mitigate increases going forward, but that is kind of new territory and the companies that probably have a jump start on that, have said that has certainly helped and made progress, but it is probably more of a longer term plan than something that is going to have an immediate impact on the next quarter. That is the main action that we are taking like a lot of other companies are.

Scott Group - Wolfe Trahan & Co. — Analyst

Okay. Thanks a lot for the time.

Rick O’Dell — Saia, Inc. — President, CEO

Sure. Thanks, Scott.

Operator

Our next question comes from the site of Jason Seidl with Dahlman Rose. Please go ahead.

Rick O’Dell — Saia, Inc. — President, CEO

Jason?

Jason Seidl - Dahlman Rose & Co. — Analyst

Guys can you hear me?

Rick O’Dell — Saia, Inc. — President, CEO

Yes, we can.

Jason Seidl - Dahlman Rose & Co. — Analyst

There we go. Some technical difficulties there. I apologize I kind of got kicked off there a bit, so if I am repeating anything it is my fault. Rick, when you are looking at your trends on your contractual price increases, obviously you kind of gave us some flavor that you were going to see some sequential gains in the yields between quarters, but has the rate of contractual increases changed much as the economy has moderated somewhat?

Rick O’Dell — Saia, Inc. — President, CEO

Yes, I think I mean today we haven’t really seen that as much. But I would expect kind of going forward maybe a little bit to mitigate some of the increases that we are seeing, and we commented that we are seeing greater than a 5% increase has been our historical average. And I think two things.

One, maybe from an economic perspective you might expect that to be a little more difficult to achieve, and then secondarily, a lot of the real corrective action pricing on large accounts, big corrections, a lot of those have already been done, or at least you made a good big first step in it. I think we continue to see a recognition from customers that they have to pay a fair price for the service that they are requesting from us, but I would expect probably some mitigation of that going forward.

Jason Seidl - Dahlman Rose & Co. — Analyst

And in your estimation what is needed to sort of get back to reinvestable levels on an annual basis? What do you need to move right up from here?

Rick O’Dell — Saia, Inc. — President, CEO

I mean obviously this is, third quarter should be a pretty good quarter for us, and we are not pleased at a 96 to 97 operating ratio. We need to be operating certainly below a 95, and more at the 93 level to generate the types of returns we are looking for shareholders. So to me we are at the midway point in the yield recovery that we need as an industry. And on the one side you see we made significant progress with yields this year, but there continue to be cost challenges in a labor environment, and a labor intensive environment that is also impacted by regulatory issues, and the cost of equipment going up, and some other things.

So I think you look at we are getting greater than a 5% increase year-over-year, and we aren’t anywhere near where we need to be from an operating margin standpoint. The rates have to continue to go up. We have a pretty good cost structure at Saia, like a lot of other companies, and we are just not yet back to where we are being fairly compensated for the cost of our network and the value service that we provide.

Jason Seidl - Dahlman Rose & Co. — Analyst

You would say that you would probably need several years of this 4% to 5% rate increase to sort of get back to where you need to be?

Rick O’Dell — Saia, Inc. — President, CEO

At least another one and then a more normalized type environment.

Jason Seidl - Dahlman Rose & Co. — Analyst

Okay. And talking about your wage increase that you say you are going to implement in December. Will some of that be offset by lower maintenance costs as you take on new equipment?

Rick O’Dell — Saia, Inc. — President, CEO

Obviously we expect to get some return from the investment in equipment. Our average age came down this year over last year from our tractor fleet, but we didn’t buy any trailers, and that should make some headway from a maintenance perspective. You are kind of battling two things there. One is we didn’t spend capital for a period of time so the age of fleet got sub optimal there. And the new equipment it costs more and it is more complex with some of the electronics and emissions that are required.

I think your ongoing run rate continues to go, has gone up due to two of those things. We would expect to make some headway there and obviously some of the newer equipment with the electronic onboard devices that we have for optimal shifting, and some other fuel management things, we would expect to make some headway and generate some returns on that as we lower our average age as well. There is some favorable, I would expect to see some favorable trends between maintenance and fuel going into next year.

Jason Seidl - Dahlman Rose & Co. — Analyst

Okay, great. I have a couple of modeling questions, but I will take it offline for everyone’s benefit.

Renée McKenzie - Saia, Inc. — Treasurer

Thank you.

Rick O’Dell — Saia, Inc. — President, CEO

Thanks, Jason.

Operator

Our next question comes from the site of Art Hatfield with Morgan Keegan. Please go ahead.

Art Hatfield - Morgan Keegan & Co. — Analyst

Thanks. My stature must be down. Jason got on twice before I could get on. Not that I ever had any stature. Some number of questions. Jim, your comments on healthcare were very helpful in thinking about next year. Given what you said about the wage increase, and a $10 million annual impact, that would lead me to believe obviously your costs, we can do the math, about $475 million a year. As we think forward, is there anything else we can think about from an inflationary standpoint with regards to that number, that maybe you haven’t mentioned or should costs really move, can they move beyond the wage increase in conjunction with what volumes are doing next year?

Jim Darby - Saia, Inc. — VP, Finance, CFO

We would like to still grow margin, Art, because we would like to be raising prices faster than we seeing our costs go up obviously. We think that will continue for a while, as Rick mentioned, we are in the middle of regaining our yield. As far as other things that would be going up next year. We are committed to market-based wages, and we will continue to evaluate that as we go forward, and that is what led us to do the wage increase in December of this year. But I don’t know of other structural differences that would make that go up. Anything other than that.

Art Hatfield - Morgan Keegan & Co. — Analyst

That is helpful. I just wanted to cover my bases on that. You commented on maintenance. The D&A number in the quarter, obviously maybe that is not a fully loaded number, given how some deliveries were coming in during the quarter. How can we think about that number going forward, as you take full delivery of the vehicles this year?

Jim Darby - Saia, Inc. — VP, Finance, CFO

You are right, because the units were coming on during the quarter it is not fully loaded. We don’t give guidance ordinarily, but I would say that we are probably looking at depreciation for this year somewhere being in the range of $37 million or so for the full year, and it will be higher next year, as we get full year for the units that we brought on.

Art Hatfield - Morgan Keegan & Co. — Analyst

Right.

Rick O’Dell — Saia, Inc. — President, CEO

I want to add two comments there. One is that with the investment in the fleet, I mean we would expect the maintenance costs over time to come down at least equal to the depreciation, if not greater than that. We would expect to make some headway there. And then I guess from a production standpoint, obviously we are kind of in a flat shipment count environment, during the time we were earning zero returns or even less at one point in time, when we had some operating losses I mean we took some of our staffing levels down to the bone as was necessitated by the environment. Over a period of time, we would expect to get a large portion, if not all of our wage increase back through productivity, by working through some of these engineering initiatives and process improvements.

So we didn’t do that this year, this quarter. Our terminal labor costs per bill was actually up about 1.5% over last year, but going forward we wouldn’t expect to just pay 2.5% more, and see that entirely in our run rate. We would expect to gain some efficiencies.

Art Hatfield - Morgan Keegan & Co. — Analyst

And is it fair then that Q4 D&A, if I were to annualize that, is that a pretty close number to what it should be next year, barring further investment?

Jim Darby - Saia, Inc. — VP, Finance, CFO

Should be closer. But I would tell you that we are looking to do more capital expenditures next year and a fairly heavy level because we have deferred so much up to this year.

Art Hatfield - Morgan Keegan & Co. — Analyst

Going back to the productivity discussion real quick, this is my last inquiry. Is bringing on some of these vehicles, and some of the other productivity issues, is that going to play into your ability to bring down or get better productivity in your purchase transportation?

Rick O’Dell — Saia, Inc. — President, CEO

There is certainly some optimization there that we can do, particularly with some team tractors and taking our some, reoptimizing our PT. There is an opportunity there. And then if you look at all of the technology that we are putting in with respect to city operation, the support some quality initiatives should have some efficiencies as we move forward there as well. So we are making these investments for a reason, and it is really two-fold. One is the quality initiatives help support improvements in yield. But also the better you get right over a period of time, you should be able to gain some efficiencies from that too, without rework and fewer cargo claims, and some initiatives like that should help offset these costs.

Art Hatfield - Morgan Keegan & Co. — Analyst

Right. That is exactly right. I understand where you are coming from. That is all I have got today. Thanks for your time.

Rick O’Dell — Saia, Inc. — President, CEO

Thanks, Art.

Operator

Our next question comes from the site of David Ross with Stifel Nicolaus. Please go ahead.

David Ross - Stifel Nicolaus — Analyst

Good afternoon everyone.

Rick O’Dell — Saia, Inc. — President, CEO

Hi, David.

David Ross - Stifel Nicolaus — Analyst

Question on the pricing versus the costs. You talked a little bit about it. If you think about yields being up excluding fuel surcharge, Rick you hinted at around the 6% number, not trying to put words in your mouth but we use that as a place holder, normally 6% pricing would be pretty good, but there are only 80 basis points of margin expansion because salary and wage benefits were up 8% year-over-year, and fuel kind of takes care of itself with the surcharges. But insurance is still up 13% year-over-year. D&A was up 9%. Taxes and licenses were up 6%. It only seems like the cost items are rising in line or faster than you are able to get rates from the customer right now, and you do have some productivity improvements which allows for some margin expansion, but do the customers understand that rates need to go a lot higher, and is this something that is not being sold to them, are they being resistant to this idea? Because obviously a lot more yield is needed than you are currently getting, to get back to those kind of low 90s numbers that we were talking about?

Rick O’Dell — Saia, Inc. — President, CEO

Sure. I guess I think there is a fair realization that rates need to go up, but there is obviously a reluctance to accept that, and so you have to go through realization and loss or reduction in business, and then a recovery over a period of time. We are certainly focused on seeking out customers that recognize the value proposition that we are willing to provide, and that they value that, the service that we provide and are willing to pay for it. I think there is a good realization of it. The progress that we have made with yield has been very significant, and like I guess my comment said I still think we are in the middle of that. Sometimes you can get pricing corrected in an immediate time frame, and sometimes you have to take a staged approach, depending upon what both party’s tolerance is.

David Ross - Stifel Nicolaus — Analyst

And then with insurance and claims, that has been somewhat volatile line item over the quarters, it has come down nice sequentially and back to a historical norm, but still up 13% year-over-year on flat shipment count. Should that generally trend up or down in line with volumes? And is there anything new going on with renewals, are you getting a better rate, a higher rate?

Rick O’Dell — Saia, Inc. — President, CEO

A lot of the volatility there obviously comes from self-insurance with safety and accidents, and we are going to have some of that. But I would expect over a period of time us to do better than where we are from a current run rate perspective, obviously you have some volatility with respect to accidents, but there is an opportunity for us to kind of get some improvements from a Best-in-Class perspective on cargo claims, and that is where we are focused. We are seeing some good trends from some initiatives that we are having today, and I think I am optimistic that we will be able to make headway with that going forward. As you guys know, we speak for ourselves when we actually report better numbers.

David Ross - Stifel Nicolaus — Analyst

And then Jim, a question on the interest expense. Total debt was flat quarter-to-quarter, second quarter to third quarter but interest expense was down significantly. What is going on there and what should we kind of be expecting as a run rate?

Jim Darby - Saia, Inc. — VP, Finance, CFO

As of June 30, we reverted to our original covenants and the rate dropped, and we expected it to be down about 300,000 second to third, and that would continue on to fourth.

David Ross - Stifel Nicolaus — Analyst

So a further drop or kind of flattening off and level?

Jim Darby - Saia, Inc. — VP, Finance, CFO

No, it should be I would look at it about the level it was for third quarter. It was higher than the first two quarters of the year because we were at a higher rate, and the rate went back down as to when we reverted to our original covenant.

David Ross - Stifel Nicolaus — Analyst

Last question, on average length of haul on third quarter versus a year ago?

Jim Darby - Saia, Inc. — VP, Finance, CFO

Sure. The average length of haul for third quarter was 732 miles, and it is up very little. It is up 0.4% from 729 miles to last year’s third quarter.

David Ross - Stifel Nicolaus — Analyst

Thank you very much.

Jim Darby - Saia, Inc. — VP, Finance, CFO

Thanks.

Renée McKenzie - Saia, Inc. — Treasurer

Thank you.

Rick O’Dell — Saia, Inc. — President, CEO

Thanks, David.

Operator

Our next question comes from the site of Thom Albrecht with BB&T Capital Markets. Please go ahead.

Thom Albrecht - BB&T Capital Markets — Analyst

Rick and team, two basic questions here. I know there has been a lot of discussion about yields. Our model still has a lot of the old information on the surcharges, and that, and obviously you present information differently. We are actually showing that you did a little better job on base yields than that, maybe between 7% and 8%. I know it is easy to just say half this, half that. I am wondering if maybe you are not doing a little bit better, and so that is kind of question one?

Rick O’Dell — Saia, Inc. — President, CEO

That is not what our numbers show. Again, as I think we are all aware, too, I mean there, if fuel surcharge goes up and you negotiate a better surcharge, or if your base rate goes up and then your surcharge remains consistent from that you may see it in both bucket there. But we are pretty consistent in the way that we look at business mix issues with average class of weight per shipment, and those types of things, and our numbers basically show a 50/50 split.

Thom Albrecht - BB&T Capital Markets — Analyst

Okay. And I knew there were other issues like the mix, the freight class, how surcharge has changed during the recession, et cetera. But I thought I would ask. I think the second question is, so you are now coming up on a period where tonnage probably is going to be pretty close to flat for a while or very nominal growth. What is your attitude to be able to make sure you have got tonnage growth going forward? Are you thinking about expanding the sales force? Expanding your relationships with selected 3PLs. Can you talk about how you continue to bring more business in the door, just the effects that has with density and operating leverage?

Rick O’Dell — Saia, Inc. — President, CEO

Sure. Obviously always looking for growth opportunities with accounts that value your service, and are willing to pay a fair price for that. We have seen some obviously some business mix issues this year. We are actually seeing a higher growth in field business than national accounts, with is a result of pricing discipline. So that segment, we are having good success in, and we continue to focus on those field and smaller customers that have a higher average yield. We also have started an inside sales group that is really focused on the smaller customers and occasional shippers, that don’t have a regular field sales rep that can call on them. They have good margins and higher yields, and it actually helps us also compete with some 3PLs that have call centers to establish those relationships, and take care of issues that may arise with those customers as well. Those are a couple of the things.

And then obviously, we have got some targeted accounts that have some good business characteristics. You are seeing a lot of churn in customers right now, so a lot of other carriers also are addressing some of their poor operating accounts that are coming to the marketplace, so you just have to be diligent in both securing that, understanding what the requirements are, as well as making sure that it is getting priced properly. So kind of a number of initiatives that are going on there. And I would expect some of that obviously to continue in spite of the environment.

Thom Albrecht - BB&T Capital Markets — Analyst

So what is the size of your sales force?

Rick O’Dell — Saia, Inc. — President, CEO

We have got about 240, plus kind of a small but growing inside sales group that we expect to be about 20 by the end of the year.

Thom Albrecht - BB&T Capital Markets — Analyst

Okay. Good. Thank you.

Renée McKenzie - Saia, Inc. — Treasurer

Thank you.

Rick O’Dell — Saia, Inc. — President, CEO

Thanks, Thom.

Operator

Our next question comes from the site of Neal Deaton, BB&T Capital Markets. Please go ahead.

Neal Deaton - BB&T Capital Markets — Analyst

Hi all, congratulations on the quarter. With regard to your purchase transportation expense, is there anything you can do to mitigate this going forward? What percentage are you currently putting on the rails versus going truckload, and maybe how much higher can you go via rail, and what other ways can you improve the PT expense?

Jim Darby - Saia, Inc. — VP, Finance, CFO

Thanks Neal. We are actually working that down. Our PT miles are actually down quarter-over-quarter, year-over-year. The increase was really all due to rate, and primarily fuel surcharge being higher. So we are working that down. As we bring on the more equipment, and we looking to run more of that in-house. That is an ongoing process for us.

Rick O’Dell — Saia, Inc. — President, CEO

There is not a whole lot of additional rail opportunity, because with 80% of our business being overnight second day that limits is kind of where we are from that perspective. Part of what you see particularly with what is going on with the business mix management. Let’s just say you deselect a couple of large accounts because of pricing in a certain head haul lane, and then you gain business in another area, near term if you need some capacity there, we may buy that with purchased transportation with one way, go aways, or in some cases even round trips, because we don’t have the driver location and the equipment there. And as you staff those up, and get those on a specific location basically you can reoptimize. We did see some of that during this time period, particularly where you were moving price and gaining and losing accounts in specific geographies. I think you will see that as an opportunity going forward to reoptimize some of those suboptimal purchase transportations that are done to accommodate service near term.

Neal Deaton - BB&T Capital Markets — Analyst

Okay. That is helpful color there. And then just two housekeeping questions if you don’t have this data in front of you, we can talk offline. Your cargo claims ratio in the quarter, and then on time service?

Rick O’Dell — Saia, Inc. — President, CEO

Our on time service was about 97.2%. It was over our goal. We are actually running even higher than that into October. And then our cargo claims was greater than 1%. So I mean that is an area that we have targeted some improvement in. We don’t specifically quote our cargo claims ration, and obviously that can be impacted by a number of things, including the types of accounts you might be handling, of electronics and other things. We handle some accounts that have a higher cargo claims ratio, and if they compensate us for that because of the characteristics of the freight, you deal with some of those things. We think that is an opportunity for us to improve our margins going forward.

Neal Deaton - BB&T Capital Markets — Analyst

Great. Fair enough. Thanks a lot.

Renée McKenzie - Saia, Inc. — Treasurer

Very good.

Rick O’Dell — Saia, Inc. — President, CEO

Thanks.

Operator

Our next question comes from the site of Jack Waldo with Stephens. Please go ahead.

Jack Waldo - Stephens Inc. — Analyst

Hi again, guys.

Rick O’Dell — Saia, Inc. — President, CEO

Hi, Jack.

Jack Waldo - Stephens Inc. — Analyst

Did the fluctuation of the stock price have any impact on the financials in the third quarter?

Jim Darby - Saia, Inc. — VP, Finance, CFO

No.

Jack Waldo - Stephens Inc. — Analyst

I guess I am dating myself.

Jim Darby - Saia, Inc. — VP, Finance, CFO

No, you are right. You go back about three or four years it would have, Jack. But no, that is no longer an issue for volatility.

Jack Waldo - Stephens Inc. — Analyst

Got you. And then have you guys on the increase in, you brought up the point, Jim, that we have to think about pricing when you talk about the $10 million of expense. Have you guys done math on what type of price increase equates to a $10 million in EBIT?

Jim Darby - Saia, Inc. — VP, Finance, CFO

1% would cover it, right? About $1 billion just for rounding purposes.

Jack Waldo - Stephens Inc. — Analyst

A 1% increase from where we are today covers the $10 million?

Jim Darby - Saia, Inc. — VP, Finance, CFO

Right.

Jack Waldo - Stephens Inc. — Analyst

Got you. Okay.

Jim Darby - Saia, Inc. — VP, Finance, CFO

Or 2.5% productivity increase, or a 7% improvement in fuel miles per gallon.

Jack Waldo - Stephens Inc. — Analyst

You have got a lot of levers to pull.

Jim Darby - Saia, Inc. — VP, Finance, CFO

That is the good and bad of this business. On the one side, there are a lot of things that can be volatile for you. The good side of it is that there is always opportunity to be working on reoptimizing. There has been comments and discussion about yield and where we are, and I think we have made good progress on that front. And as we acknowledged we have had some cost challenges, and some of them are industry and labor market things that I think everybody will be dealing with, and some of them are clearly things wipe our control as well, we are clearly focused on both sides of the equation.

Jack Waldo - Stephens Inc. — Analyst

Got you. Thank you guys, very much.

Rick O’Dell — Saia, Inc. — President, CEO

Thanks, Jack.

Operator

(Operator Instructions). The next question comes from the site of Scott Group with Wolfe Trahan. Please go ahead.

Scott Group - Wolfe Trahan & Co. — Analyst

Just real quick follow-up. Rick, I think I heard you say that next year is going to be a big CapEx year again. Directionally if you can provide any color or guidance there for 2012?

Rick O’Dell — Saia, Inc. — President, CEO

We normally release that in January, so we will probably stick with that time period. But I think as we have said, I think our cash flow is improving. Obviously and seeing some of the issues we are seeing with maintenance expense, and after several years of not investing with interest rates where they are, and us having the outlook for improved returns going forward, you can probably estimate that we will probably be looking for equal to or more, as opposed to less.

Scott Group - Wolfe Trahan & Co. — Analyst

Okay. Thanks very much.

Rick O’Dell — Saia, Inc. — President, CEO

Thanks, Scott.

Operator

(Operator Instructions). It appears there are no further questions at this time.

Rick O’Dell — Saia, Inc. — President, CEO

Okay. Well, great, thank you for your interest in Saia and our quarterly results.

Operator

This concludes today’s conference. You may now disconnect. And have a wonderful day.